Exhibit 10.43

DEFERRED COMPENSATION AGREEMENT

BETWEEN

COMBINED INSURANCE COMPANY OF AMERICA

AND

RICHARD M. RAVIN

This Deferred Compensation Agreement (Agreement) entered into this 31st day of December, 1980 by and between Combined Insurance Company of America, an Illinois insurance corporation located at 5050 BROADWAY, CHICAGO, ILLINOIS (Combined), and Richard M. Ravin, who is employed by Combined as Vice-President Divisional Manager, New Diamond Division of Combined, residing at 3136 Hemlock Lane, Northbrook, Illinois  60062 (Employee),

WITNESSETH:

WHEREAS, the Employee desires to defer any bonus(es) he may become eligible for during the year 1981 (other than Combined’s Christmas bonus), and

WHEREAS, Combined is agreeable to such deferral.

NOW THEREFORE, in consideration of the Employee’s future services for Combined and other good and valuable consideration, Combined and the Employee do hereby agree as follows:

1.     Amount Deferred.  Subject to the limitation herinafter set forth in this paragraph, the Employee hereby agrees to defer receiving from Combined any bonus(es) (other than Combined’s usual Christmas bonus) in the amount of $2,000 or more which may become payable to the Employee during the period from the date of this agreement to December 31, 1981.  The amount deferred hereunder shall not exceed 20% of the Employee’s aggregate compensation paid to him during the year ending on December 31, 1981 or $25,000, whichever limitation is reached first. In the event that the Employee becomes entitled to receive a bonus(es) in excess of such limitation, Combined shall release for payment to the Employee the excess portion of such bonus(es). The amount deferred under this Agreement, together with interest credited in accordance with paragraph 2 of this Agreement, is hereinafter referred to as the “proceeds.”

2.              Interest.

a.          During the Accumulation Period.        As of December 31, 1981, interest shall be credited with respect to the amount deferred under this Agreement for the number of full calendar months remaining in the Accumulation Period after the date(s) on which the bonus(es) becomes payable at the higher of an annual rate of 6% or an annual rate determined by averaging the prime interest rate in effect at the First National Bank of Chicago on the last day of each calendar month of the Accumulation Period.

b.         After the Accumulation Period.           Commencing of January 1, 1982, the proceeds of this Agreement shall bear interst compounded semiannually at the higher of an annual rate of 6% or an annual rate determined as of July 1 and January 1 of each year by averaging, respectively, the prime interest rate in effect at the First National Bank of Chicago on the last day of each of the six months immediately prior thereto.

3.              Payment of Proceeds. The proceeds payable to the Employee personally shall be paid in a lump sum.

The date of payment of the proceeds shall be the first to occur of the following:

a.    January 1, 1987; (or upon termination of employment with Combined if later;) or

b.   30 days following the death of the Employee.

Notwithstanding anything herein contained to the contrary, the Executive Committee of the Board of Directors of Combined shall have the right in its sole discretion to alter the manner of payment or accelerate the date of payment.

4.              Beneficiary. The proceeds of this Agreement payable on the death of the Employee or unpaid at the death of the Employee shall be paid in a lump sum to the beneficiary designated in writing by the Employee, provided such designation has been filed with Combined prior to the death of the Employee.  If no beneficiary is so designated, payment will be made to the employee’s estate. The Employee may change the designated beneficiary of this Agreement by filing with Combined notice of such change.

5.              Miscellaneous.

a        Nothing contained in this Agreement shall be construed as conferring upon the Employee the right to continue in the employ of Combined as an executive or in any other capacity.

b.    The proceeds of this Agreement are to be paid from general corporate funds.

c.     right to receive payment hereunder is personal, nonassignable and nontransferrable.

d.    This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties on the date first above written have executed this Agreement.

COMBINED INSURANCE COMPANY OF AMERICA

ATTEST:

	By	/s/ ILLEGIBLE

/s/ ILLEGIBLE
Assistant Secretary

/s/ Richard M. Ravin
Richard M. Ravin